Exhibit 3.56

BY-LAWS

of

AVTECH CORPORATION

ARTICLE I

Officers

Section 1. In addition to the Board of Directors, the officers of this corporation shall consist of a President, three Vice-Presidents, a Secretary and Treasurer, who shall be chosen by the Board of Directors after each annual meeting of stockholders, to serve for a period of one year or until their successors are elected and qualified, and who may be removed by the Board at will, and none of the officers, except the President, need be members of the Board, but a Vice-President who is not a Director may not succeed to the office of President, and one person may hold more than one office, except that the President may not hold any other office.

In addition, the Board of Directors at any regular or special meeting, may elect one or more assistant secretaries and assistant treasurers.

ARTICLE II.

Board of Directors

Section 1. The corporate powers, business and

property of the corporation shall be exercised, conducted and controlled by a board of not less than five (5) Directors and not more than seven (7) Directors.

Section 2. Each Director shall hold office for one year, or for such period as he may have been appointed and until his successor shall have been elected and shall qualify.

Section 3. The Board of Directors shall have power to call special meetings of the stockholders when they deem it necessary, and they shall call such meetings at any time upon a written request for that purpose by persons representing in their own right or by proxy one-third of all the capital stock, notice thereof to be given in like manner as provided for other special stockholders’ meetings.

Section 4. A majority of the Board shall have power to call a special meeting of the Board of Directors whenever the President, after request for that purpose made to him in writing by a majority of the Directors, shall refuse or neglect to call such meeting, and notice of the meeting shall be given as for other special meetings of the Board of Directors except that it shall be signed by the members issuing the call.

Section 5. Whenever any vacancy shall happen

among the Directors, by death, resignation, or otherwise, except by removal and the election of his successor as provided by Section 31, Paragraph IV, Uniform Business Corporation Act, it shall be filled by appointment of the Board of Directors. Such Director so appointed shall hold office until his successor is elected at the next annual meeting  of the stockholders or at any special meeting, duly called for that purpose prior thereto.

ARTICLE III

President

Section 1. The President shall preside at all meetings of the Directors or stockholders; he shall sign as President all certificates of stock and all contracts or instruments in wriring  when and as he shall deem the same to be for the best interest of the corporation; he shall be the general executive head of the corporation, and shall perform such other duties as the Board of Directors may from time to time require.

ARTICLE IV

Vice-President

Section 1. In the absence of the President, the Vice-President, when present, shall have all of the power of the President and perform  all his duties. He shall have such other powers and duties as the Board may determine.

ARTICLE V.

Secretary and Assistant Secretaries

Section 1. It shall be the duty of the Secretary to keep records and minutes of all the meetings of the Board of Directors and stockholders; he shall sign and keep the records of the stock certificates and the Seal of the Corporation shall be in his custody, and he shall perform such other duties as the Directors may require of him.

Section 2. The Assistant Secretaries, in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence of disability of the Secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VI.

Treasurer

Section 1. It shall be the duty of the Treasurer to keep safely all moneys and securities of the corporation and distribute or deliver the same under the direction of the Board of Directors; he shall submit a statement of his accounts with vouchers, when called for by the President or Directors, and shall perform such other duties and give such bond as the Board of Directors may require.

Section 2. The Assistant Treasurers, in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VII

Meetings

Section 1. The annual meeting of the stockholders shall be held on the second Tuesday of January of each year at the hour of 10:00 o’clock A.M., at the registered office of the corporation or at such other place as may be lawful. If this day falls on a holiday, the meeting shall be held on the next business day. It shall be the duty of the Secretary to cause notice of such meeting to be mailed to each stockholder at his post office address as last known to the Secretary, at least ten (10) days before the day of the meeting, but a failure to give or send such notice or any irregularity therein shall not affect the validity of any annual meeting or of any proceeding in such meeting if held at the registered office.

Section 2. At all stockholders’ meetings a majority of the outstanding stock of the corporation must be represented in person or by proxy in order to form a quorum, and all proxies must be duly executed and filed with the Secretary before they are used.

Section 3. The regular meeting of the Board of Directors shall be held at the registered office immediately following the final adjournment of each annual meeting without notice, for the purpose of organizing the Board and the election of officers and the transaction of any business.

Section 4. Special meetings of the Board of Directors may be held at such time and place within or without the State of Washington as the Board may from time to time appoint. Special meetings of the Board may be called by the President, or by a majority of the Board, whenever he or they may deem it expedient, by notice in writing, signed by the President, or by the Secretary by order of the President, or signed by a majority of the Directors, stating the time, place and objects of the meeting, sent to the several Directors by letter or telegram, mailed or sent to each Director at his usual business address at least forty-eight (48) hours before the time of meeting, but notice may be waived by any or all of the Directors, and if notice be waived by all of the directors, a special meeting may be held at any time or place to consider any business. Any Director who is present at and participates in a meeting of the Directors shall be deemed to have waived notice thereof and consented to the call and holding of the meeting.

Section 5. Special meetings of the stockholders may be called by the President or the Board of Directors whenever he or they may deem it expedient, to be held at any lawful place, the call to be by notice in writing, signed by the Secretary by order of the President, or by order of the Board of Directors, or by the President, or by a majority of the Board, stating the time, place and objects, of the meeting, sent to the several stockholders by letter, mailed to each stockholder at his post office address last known to the Secretary at least ten (10) days before the day of meeting, but if notice be waived by all of the stockholders or proxies, a special meeting may be held at any time and place to consider any business. Any stockholder who is present at and participates in a meeting of the stockholders shall be deemed to have waived notice thereof and consented to the call and holding of the meeting.

ARTICLE VIII.

Lost Certificates of Stock

Section 1. If a certificate of stock is lost or destroyed, the owner thereof may make application on oath in writing to the Board of Directors setting forth the facts and the Board of Directors, if satisfied of such loss or destruction, may direct such owner to give a satisfactory bond with sureties to the company indemnifying it against any loss incurred, if such certificate be found and held to be good against the company, and shall upon receipt of such bond order the officers of the company to issue a duplicate in lieu thereof.

ARTICLE IX.

Seal

Section 1. The Board of Directors shall provide a suitable seal for the corporation, which shall be circular in form, which shall contain the following inscription:

Avtech Corporation - Corporate Seal 1963 - Washington.

ARTICLE X.

Amendments

Section 1. These By-Laws or any thereof may be repealed or amended, or new By-Laws may be adopted, at any annual meeting, or at any other meeting of the stockholders called for that purpose. The Board of Directors shall also have power to amend these By-Laws and to adopt new By-Laws.

Section 2. All By-Laws adopted by the Board of Directors may be repealed or amended at the annual meeting or at any other meeting of the stockholders called for that purpose.

EXHIBIT B

AMENDMENT NUMBER 1 TO BY-LAWS OF AVTECH CORPORATION
dated May 16, 2003

Article I, Section 1 of the By-Laws is hereby deleted and replaced in its entirety by the following:

In addition to the Board of Directors, the officers of the Corporation shall consist of a President and a Secretary. In addition, the Board of Directors at any regular or special meeting, may elect one or more additional officers, including but not limited to, a Treasurer, one or more Vice Presidents and any such other officer that the Board of Directors deems appropriate. Each officer shall be chosen by the Board of Directors after each annual meeting of stockholders, to serve for a period of one year, or until their successors are elected and qualified, and may be removed by the Board at will. None of the officers need be members of the Board, and one person may hold more than one office. In addition, the Board of Directors at any regular or special meeting, may elect one or more Assistant Secretaries, and one or more Assistant Treasurers.

Article II, Section 1 of the By-Laws is hereby deleted and replaced in its entirety by the following:

The Corporation shall be controlled by a Board of Directors of not less than one (1) Director, and not more than seven (7) Directors.

AVTECH CORPORATION, a Washington corporation

By:	/s/ Richard J. Kaplan
Name:	Richard J. Kaplan
Title:	CFO & Secretary